EXHIBIT 10.1

BUYING AGENCY AGREEMENT
Dated July 11, 2016
between
LANDS’ END, INC.
and
INTERNATIONAL SOURCING & LOGISTICS LIMITED

BUYING AGENCY AGREEMENT
Date: July 11, 2016
This Buying Agency Agreement (“Agreement”) is entered between LANDS’ END, INC., a Delaware corporation (“LE”) and INTERNATIONAL SOURCING & LOGISTICS LIMITED, a Hong Kong corporation (“Agent). Agent and LE each are sometimes referred to as a “Party” and together sometimes are referred to as the “Parties.”
1.DEFINITIONS. Certain terms are defined where they are first used below; while others are defined in Appendix #1 (Glossary).

2.TERM.

(a)Initial Term. The initial term of this Agreement (the “Initial Term”) will begin on July 11, 2016 (the “Effective Date”) and will end, unless terminated earlier or extended in accordance with Section 3, on March 31, 2017 (the “Expiration Date”).

(b)Renewal Rights.

i.Renewal Length. If LE achieves the Renewal Criteria set forth below, and LE gives written notice of its intention to extend the Agreement to Agent at least 90 days prior to the then current Expiration Date, the Expiration Date of this Agreement will extend for a one-year renewal period. LE may extend the Expiration Date for a maximum of three renewal periods (the “First Renewal Period” ending March 31, 2018; the “Second Renewal Period” ending March 31, 2019; and the “Third Renewal Period” ending March 31, 2020) as provided for above. The Initial Term, as extended or renewed as provided for in this Agreement, is referred to as the “Term.”

ii.Renewal Criteria. In order to extend the Expiration Date, LE must (collectively, the “Renewal Criteria”):

A.	Have earned and paid, for the year or pro-rated year prior to the deadline for providing the notice of intention to renew, the total Minimum Commission for that year or pro-rated year; and

B.	Not be in breach of this Agreement.

3.TERMINATION.

(a)Termination for Cause. Either LE or Agent may terminate this Agreement in the event of a material breach of this Agreement by the other party. If the breach is curable by the breaching party and the breaching party fails to cure the breach within 30 days following its receipt of written notice of the breach from the non-breaching party, then Termination is effective 30 days following the receipt of the notice of breach. If the breach is not curable by the breaching party, then Termination is effective upon the non-breaching party’s delivery of notice to the breaching party.

(b)Obligations upon Expiration or Termination. Upon expiration or termination of this Agreement for any reason all amounts owed to Agent by LE will become due and payable per the terms of this Agreement.

4.APPOINTMENT.

(a)Appointment and Acceptance. LE hereby appoints Agent to be its non-exclusive buying agent for the purchase of the Merchandise throughout the Territory, upon the terms and conditions contained in this Agreement, and Agent hereby accepts such appointment.

(b)Agent Limitations. During the course of its performance under this Agreement, Agent shall not represent itself as the legal representative of LE, or its Affiliates, for any purpose whatsoever. Agent acknowledges and understands that LE reserves the right to employ other agents to purchase Merchandise on its behalf and that LE may purchase the same or similar Merchandise directly from any Seller without utilizing Agent’s services. Agent further acknowledges and understands that: (i) Subject to its obligation to pay the Minimum Commission, LE is not obligated to purchase any quantity of Merchandise from any Seller identified by Agent and (ii) LE has the right to reject any Seller and restrict Agent’s dealing with those Sellers deemed acceptable to LE to the extent it involves procurement of Merchandise for LE under this Agreement.

(c)Scope of Appointment. Nothing in this Agreement prevents Agent from acting as a buying agent or performing the Services or similar services for any third-party, including Agent Affiliates. In accepting the appointment, Agent expressly disclaims any fiduciary obligations it has as an agent for LE and its only duty to LE is to perform the Services consistent with the standard of care outlined in Section 6(b).

5.BUYING AGENT SERVICES.

(a)Service Description. Agent shall perform the services detailed on Appendix #2 (Services) on behalf and at the direction of LE to the extent not prohibited by Applicable Law (the “Services”). Except as expressly stated on Appendix #2 (Services), in the event of any conflict or inconsistency between this Agreement and Appendix #2, this Agreement will control. Unless otherwise agreed in writing by the Parties, the Services to be provided by Agent under this Agreement are limited to those expressly stated herein.

(b)Modification of Services. This Agreement, and the Services, Commission and Expenses hereunder, may only be modified by a written amendment which must be signed by both parties to be effective. LE acknowledges that modifications to this Agreement will require certain internal approvals by Agent and therefore absent a signed written amendment LE will not rely (and any such reliance would be unreasonable) upon any proposed amendment or course of dealing by the parties. If a Party identifies a service that was previously provided by Agent that is not described in this Agreement but such Party believes that services should be included in this Agreement, it will notify the other party’s Contact Person and the Parties will work together to Good Faith to determine whether they wish to have such service added to this Agreement; any such addition will require a written amendment signed by both Parties to be effective. The Parties will include in such an amendment, if they agree to execute one, a description of the service, any modification to the Commissions, and allocation of Expenses for such Service.

(c)Limitation on Services. Without LE’s express written consent, Agent shall at no time:

i.place an order for Merchandise to be produced by a Seller (all orders shall be placed directly by LE and any alteration from this requirement will require a written amendment to this Agreement, which must be signed by both parties to be effective);

ii.take or claim legal or equitable title to any Merchandise purchased by LE;

iii.furnish to any Seller dies, molds, patterns, materials, artwork, engineering work, financial assistance, or any other assistance required for the production of Merchandise ordered by LE without the advance written approval of LE; or

iv.act in any other capacity for LE other than as a buying agent under the terms of this Agreement.

(d)Disclosure of Contracting Entity. In performance of its duties under this Agreement,

Agent shall act at all times at the direction of LE and shall identify LE to all parties with whom Agent deals. Agent shall also identify in writing to LE all parties to any transactions involving LE and their respective roles, including sub-agents of Agent, trading companies or representatives of trading companies, and Sellers (including their selling agents).

(e)Related Party Transactions. In any transaction where Agent and the Seller are related parties (as that term is defined in U.S. customs law), Agent shall provide documentation sufficient to establish that Agent is working as a buying agent on behalf of LE, and not as a selling agent on behalf of the Seller. For example, the documentation should demonstrate that (i) the terms of the transaction are similar to transactions involving unrelated Sellers, (ii) Agent is not taking title to the goods, (iii) Agent is performing the same services on behalf of LE for a transaction between LE and the related Seller as Agent would perform on behalf of LE for a transaction between LE and an unrelated Seller, (iv) the values charged are arm’s length and comparable to transactions involving unrelated Sellers, and (v) no portion of the price LE pays the related Seller inures to the benefit of Agent other than the Buying Commission attributable to the transaction.

(f)Staffing. Agent will assign sufficient numbers (in terms of head count and skill types) of personnel who will be performing Services for LE’s account (collectively, “LE Services Personnel”). Except as may be approved by LE, each of the Key Personnel will be dedicated to the LE account. Each of the LE Services Personnel will possess suitable competence, ability, education, training and other qualifications for the roles that Agent assigns to them in providing the Services. Upon request by LE, Agent shall identify by name all LE Services Personnel. Agent will use Good Faith efforts to minimize the turnover rate of LE Services Personnel, and if requested by LE, Agent will report to LE such turnover rate each month.

(g)Key Personnel. Agent shall fill the following positions (“Key Personnel”) with LE Services Personnel approved by LE in accordance with this Section 5(g): Color Manager, Senior Manager, Director, Senior Director, and Managing Director or, in each case, a person performing similar functions. Agent will not at any time during the term of this Agreement designate other Key Personnel without LE’s prior written consent. Agent will provide LE with the resumes of prospective and deployed Key Personnel when requested by LE to enable LE to verify that each individual possesses the requisite skill levels appropriate to his or her proposed assignment. LE will have the right, but not the obligation, to interview, as LE deems necessary, and participate in the selection of, all prospective and deployed Key Personnel prior to being assigned to the LE account. Except in the event of termination, voluntary resignation, promotion, death, or disability, Agent will not reassign, transfer or remove any Key Personnel from involvement in the Services without obtaining the prior written approval of LE. If any of the Key Personnel becomes unable to perform the functions or responsibilities assigned to him or her, or is no longer employed by Agent or an affiliate, Agent will identify, within two (2) months, and obtain LE’s approval of a qualified replacement for such Key Personnel. If Agent desires to reassign, transfer or remove (for any reason) any Key Personnel from involvement of the Services, Agent will: (i) give LE as much advance notice as practicable, but in no event less than thirty (30) days’ notice, of such proposed reassignment, transfer or removal; and (ii) promptly identify and obtain LE’s approval of suitable replacement Key Personnel in a timely manner to allow adequate time (except in cases of removal due to termination, resignation without notice, death, or emergency disability leave) for appropriate training for such replacement and for an appropriate overlap period between the reassigned Key Personnel and his or her replacement. Replacements for Key Personnel will also be deemed “Key Personnel.”

(h)Non-Hire. During the term of the Agreement, LE will not, without the approval of Agent, solicit or hire Agent's employees; provided that such restriction: (i) will only apply to Agent's employees who have worked on LE's account within the previous two months, and (ii) will not apply to Agent's employees who have left Agent's employment before being offered a position by LE.   This provision, however, will not apply if Agent ceases to substantially perform its obligations under this Agreement, without regard to any cure period stated in Section 3(a).  In any event, any employee of Agent shall be excused from the terms of any non-compete agreement if the employee accepts employment at LE.

6.	QUANTITY AND NATURE OF SERVICE.

(a)Quantity and Nature of Service. Except as otherwise provided in Section 5 or this Section 6(a), there will be no material increase in the scope or level of, or use by, LE of Services during the Term (including changes requiring the hiring or training of additional employees by Agent) without the mutual written agreement of the parties and adjustments, if any, to the charges for such Services; provided, however, Agent may make changes from time to time in the manner of performing Services, subject to the other terms of this Agreement. The preceding sentence does not limit LE’s ability to adjust order volume, subject to its obligation for the Minimum Commission. LE will not resell any Services, provide the Services to any joint-venture or non-wholly owned subsidiary, or otherwise use the Services in any way other than in connection with the conduct of LE’s internal business.

(b)Standard of Care. Except as otherwise set forth in this Agreement, Agent does not assume any responsibility under this Agreement other than to render the Services in Good Faith, without willful misconduct or gross negligence, and will comply with all Applicable Laws in the performance of the Services. AGENT MAKES NO OTHER GUARANTEE, REPRESENTATION, OR WARRANTY OF ANY KIND (WHETHER EXPRESS OR IMPLIED) REGARDING ANY OF THE SERVICES PROVIDED HEREUNDER, AND EXPRESSLY DISCLAIMS ALL OTHER GUARANTEES, REPRESENTATIONS, AND WARRANTIES OF ANY NATURE WHATSOEVER, WHETHER STATUTORY, ORAL, WRITTEN, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE. AGENT WILL ONLY BE OBLIGATED TO PROVIDE SERVICES IN A MANNER CONSISTENT WITH PRACTICES IN EFFECT IMMEDIATELY PRIOR TO THE EFFECTIVE DATE.

(c)Responsibility For Errors; Delays. Agent’s sole responsibility to LE for errors or omissions in Services caused by will be to furnish correct information, payment or adjustment in the Services, and if such errors or omissions are solely or primarily caused by Agent, Agent will promptly furnish such corrections at no additional cost or expense to LE if LE promptly advises Agent of such error or omission.

(d)Good Faith Cooperation; Alternatives. Agent and LE will use Good Faith efforts to cooperate with each other in all matters relating to the provision and receipt of the Services. If Agent reasonably believes it is unable to provide any Service because of a failure to obtain third-party contractor consents or because of impracticability, Agent will notify LE promptly after Agent becomes aware of such fact and the Parties will cooperate to determine the best alternative approach.

(e)Use of Third Parties. Agent may use any Affiliate or any unaffiliated third-party contractor to provide the Services; provided, however, that Agent shall at all times remain responsible for the third parties’ performance under this Agreement. Agent will use reasonable efforts to provide advance written notice to LE of unaffiliated third-party contractor that Agent will be using to perform factory visits or product testing of the Merchandise.

(f)Assets of LE. During the Term, (i) Agent and its Affiliates and third-party contractors may use, at no charge, all of the software and other assets, tangible and intangible, of LE (together, the “Assets”) to the extent necessary to perform the Services, and (ii) LE will consult with Agent prior to upgrading or replacing any of the Assets that are necessary for Agent to provide the Services. The Parties will discuss whether Agent wishes to continue to provide the Services after such upgrade or replacement and the cost (to be borne by LE) for Agent to do so. Any agreement by the parties to such upgrade or replacement must be documented via an Amendment hereto, prior to it moving forward. Agent will continue to support at its own cost the Agent information systems necessary to access the Assets. If LE makes a change to the Assets that prevent Agent from being able to access the Assets from Agent existing information systems, then Agent may suspend the Services.

(g)Ownership of Data and Other Assets. Neither party will acquire any right, title or interest in any Asset that is owned or licensed by the other and used to provide the Services. All data provided by or on behalf of a party to the other party for the purpose of providing the Services will remain the property of the providing party. To the extent the provision of any Service involves intellectual property, including software or patented or copyrighted material, or material constituting trade secrets, neither party will copy, modify, reverse engineer, decompile or in any way alter any of such material, or otherwise use such material in a manner inconsistent with the terms and provisions of this Agreement, without the express written consent of the other party. All specifications, tapes, software, programs, services, manuals, materials, and documentation developed or provided by Agent and utilized in performing this Agreement, will be and remain the property of LE; however, they may not be sold, transferred, disseminated, or conveyed by LE to any other entity or used other than in performance of this Agreement without the express written permission of Agent.

(h)LE Standards. Prior to the Effective Date, Agent and LE have collaborated on and jointly contributed to certain information, data, processes, procedures, standards and protocols, including but not limited to those standard operating procedures, testing protocols and all other Seller requirements available on LE’s Global Sourcing vendor website or as otherwise routinely provided by LE to its vendors (collectively, the “LE Standards”). LE shall own such LE Standards (and any modifications thereto made by the Parties), without an obligation to account to Agent.

(i)Contact Person. Each party will appoint a contact person (each, a “Contact Person”) to facilitate communications and performance under this Agreement. The initial Contact Person of each Party is set forth on Appendix #3 (Contact Persons). Each Party will have the right at any time and from time to time to replace its Contact Person by written notice to the other Party.

7.OPERATIONAL OBLIGATIONS.

(a)Budget Development. LE shall consult with Agent to jointly develop an annual budget for the Services, including allocation of Agent personnel and identification of “Key Personnel” as defined in Section 5(g), above, which allocation of personnel shall include the identification of Key Personnel, travel expectations, and FOB forecast consistent with practices in effect immediately prior to the Effective Date. To achieve this budget, LE shall supply Agent with such forecasting, and Agent shall develop a proposed budget for LE’s review within fifteen days of submission of the forecast. LE and Agent shall meet quarterly to review (i) LE’s reporting information and (ii) Agent’s monthly actual shipment report submitted to LE, and shall adjust the budget as necessary for the following quarter(s). As part of this process, the Parties will align on the allocation of Agent personnel primarily designated to perform the Services; and after receiving the written consent of LE, Agent may use any excess capacity of such designated personnel to perform the Services for non-LE projects, provided, however, that in no event shall the designated personnel be used for projects for any Business Competitor of LE.

(b)Merchandise Responsibility. LE will be the importer of record for all Merchandise purchased under this Agreement. LE is responsible for duties, insurance, shipping and carriage costs, and all other charges related to the purchase of the Merchandise. LE will be solely responsible for (a) issuing all POs to Sellers, (b) all Merchandise acquired by LE, and (c) working with the Vendors to resolve any problems related to such Merchandise except for problems caused by Agent’s failure to properly perform the Services; provided, however that Agent’s responsibility for problems related to Merchandise acquired by LE for problems caused by Agent’s failure to properly perform the Services is limited to two times the amount of the Buying Commission earned by Agent on such Merchandise, For example, if LE places a purchase order for $30,000 of Merchandise that is defective and LE placed that order in reliance on an improperly performed Service, Agent would be responsible to cover $1,200 in expenses related to that

Merchandise.

8.COMMISSIONS.

(a)Commission. For the rendering of Services under this Agreement, LE shall pay Agent the greater of the (i) Buying Commission or (ii) the Minimum Commission set forth in Section 8(c). LE shall calculate the payments due under this Section on a monthly basis (the “Payment Period”) and shall pay the Commission as stated in Section 9(c).

i.
All Commissions paid by LE are a non-dutiable buying agency commission under the customs laws of the United States of America. Agent represents and warrants that Agent is familiar with the criteria considered by the U.S. Customs Service in determining whether commission compensation is subject to U.S. Customs duties. Agent will endeavor to not intentionally function in any manner which will result in Agent being characterized as a selling agent or independent contractor for LE (as contrasted to a buying agent) and to that end:

•	Agent will not sell merchandise for Agent’s own account to LE or to any manufacturers or suppliers from whom Agent will purchase Products for LE;

•
Neither Agent nor any of Agent’s owners or employees shall have any financial or ownership interest in, or control of, any manufacturer or supplier from whom Agent will purchase Products for LE without first disclosing the nature of said interest to LE in writing and obtaining LE’s written approval;

•	No manufacturer or supplier providing products to be used in the manufacture of Products purchased for LE will have any controlling ownership interest in Agent;

•
Agent will not sell, for Agent’s own account, any raw materials to any manufacturer or supplier of Products purchased for LE, nor will Agent guarantee the cost of any raw materials which may be used in such manufacturing; and

•
Except as directed to by LE, Agent will not provide any dies, molds, patterns, artwork, printing plates, financial assistance, nor will Agent otherwise assist in the manufacture of Products purchased for LE, so that the cost of such items may be properly disclosed on the commercial invoices covering the Products and declared to the U.S. Customs Service as an assist.

ii.
Should LE be required to Return Goods to any Vendor or Destroy goods for failures to meet quality, compliance, or safety standards, or for substantial failure to meet stated requirements for the goods, LE shall be permitted to assess a credit to the Commission related to those goods, and shall advise Agent in writing of its intention to do so and the amount of the credit.

(b)Calculation of the Buying Commission. The “Buying Commission” is calculated by multiplying the F.O.B. invoice price of all Merchandise ordered by LE with the assistance of Agent (regardless of the system used to order Merchandise), net of (i) export duties, levies, taxes, insurance, shipping and similar charges, and (ii) the price of Merchandise rejected or returned to a Seller as non-compliant or non-certified, by a commission rate of 2.3% from the Effective Date through July 31, 2016 and thereafter by a commission rate of 3.5%. The Buying Commission will be calculated at time of receipt of the Merchandise consistent with practices in effect immediately prior to the Effective Date (i.e., for

Merchandise for the LE Shops at Sears, as of receipt at the F.O.B. point (foreign port) and for all other Merchandise, at LE’s U.S. distribution facility). For avoidance of doubt, Landed Duty Paid and domestic purchases shall not be included in any calculation of Buying Commission.

(c)Minimum Commission. The annual minimum commission (the “Minimum Commission”) for each Contract Year is set forth below. Termination by Agent under Section 3 will not relieve LE of its obligation to pay the Minimum Commission for the then current Term.

Contract Year	Annual Minimum Commission
2016*	$7,500,000
2017	$7,500,000
2018**	To be negotiated.
2019**	To be negotiated.

*The annual Minimum Commission for the First Contract Year (i) takes into account the two different commission rates defined under Section 8(b); and (ii) shall be reduced by the amount of commissions earned by Sears Holdings Global Sourcing Ltd. (“SHGS”) subsequent to January 31, 2016 pursuant to the Buying Agency Agreement between SHGS and LE dated as of April 4, 2014, as amended.
**Minimum Commission applies to this Contract Year only if this Agreement is extended under Section 2(b) if based on the services outlined in this contract.
9.PAYMENT AND REPORTING.

(a)Invoice Reporting.

i.Payment Period Invoices. Agent shall provide to LE, on a monthly basis, an invoice for the Commission earned or due for the Payment Period (the “Commission Invoice”), including any Expenses (as defined in Section 9.(b), below, and Exhibit #4 hereto) incurred in the performance of the Services for the Payment Period. For each Payment Period, the Commission Invoice will detail the Buying Commission earned for that Payment Period.

ii. For the invoice period ending March 31 of each year, Agent shall compare the amount of Buying Commission earned by Agent for the Contract Year (or pro-rated portion) to the Minimum Commission due for that Contract Year as shown in the chart in Section 8(c). If the Minimum Commission for that Contract Year is greater than the Buying Commission earned in that Contract Year, Agent shall invoice LE for the difference between the Buying Commission earned and the amount of the Minimum Commission attributable to that Contract Year. Buying Commission earned in any Contract Year may only be credited against that Contract Year’s Minimum Commission and may not be used as a credit against any other Contract Year’s annual Minimum Commission.

(b)Expenses. In addition to the Commission, LE will reimburse Agent for all other reasonable out-of-pocket expenses actually incurred in its performance of the Services in accordance with Appendix #4 (“Expenses”). To the extent reasonably practicable, Agent will provide LE with notice of such Expenses prior to incurring them. If directed by Agent, LE will pay directly any or all third-party contractors providing Services to or for the benefit of LE.

(c)Payment of Commission Invoices.

i.Ancillary Agreement Payment Reconciliation. LE will pay Agent the Commissions, Expenses, and Transaction Taxes in accordance with Sections 8, 9(b), and 9(f) and with the payment terms set forth in Section 14.19 of the Separation Agreement. Unless otherwise mutually agreed in writing, all amounts payable under this Agreement will be reconciled monthly and the Parties will after netting amounts due under the other Ancillary Agreements; make payments (to the Party who is owed the net amount) by electronic transfer of immediately available funds to a bank account designated by such Party from time to time. All amounts remaining unpaid for more than 15 days after their respective due date(s) will accrue interest as set forth in Section 14.19 (Payment Terms) of the Separation Agreement, until paid in full.

ii.Compensation for Services. Unless otherwise agreed to in writing by LE, the Commission payable under Section 8 represents Agent’s entire compensation for the Services performed on LE’s behalf.

(d)Payment of Merchandise Invoices. LE is responsible for arranging payments to Seller for all Merchandise pursuant to the terms of LE’s Merchandise purchase agreements with those Sellers. All Merchandise credit facilities or payment terms to Sellers are the sole responsibility of LE.

(e)Rights of Recoupment and Setoff. Agent has the right to invoice LE for any liability or obligation that LE may owe to Agent or its Affiliates. LE shall pay the amounts of such invoice as specified in Section 9(c). If LE does not pay such invoices, Agent may reduce, withhold or setoff against any payment due LE from Agent or its Affiliates. Agent’s rights to recoupment and set-off shall be senior to any claim asserted by any other party against the payment.

(f)Taxes. Commissions do not include applicable taxes. LE will be responsible for the payment of all taxes, duties, and tariffs payable on the provision of the Services including sales, use, excise, value-added, business, service, goods and services, consumption, and other similar taxes or duties, including taxes incurred on transactions between and among Agent, its Affiliates, and third-party contractors, along with any related interest and penalties (“Transaction Taxes”). LE will reimburse Agent for any deficiency relating to Transaction Taxes that are LE’s responsibility under this Agreement. Notwithstanding anything in this Section to the contrary, each party will be responsible for its own income and franchise taxes, employment taxes, withholding, and property taxes. The Parties will cooperate in Good Faith to minimize Transaction Taxes to the extent legally permissible. Each party will provide to the other party any resale exemption, multiple points of use certificates, treaty certification and other exemption information reasonably requested by the other Party.

10.	SHIPPING AND HANDLING; RISK OF LOSS.

(a)Shipping Guidelines. Agent shall employ commercially reasonable efforts to ensure that Merchandise is shipped to LE in accordance with the routing guidelines attached to LE’s purchase orders and letters of credit (where applicable), and by LE’s carrier of choice.

(b)Shipping Charges. LE will be responsible for all shipping and forwarding charges in accordance with terms of sale negotiated with Seller. LE will reimburse Agent for any authorized shipping or forwarding charges or fees Agent incurs on LE’s behalf.

(c)Risk of Loss. Agent will not take title or assume the risk of loss to any Merchandise ordered on behalf of LE, including any damaged or defective goods and orders cancelled by LE. Title and risk of loss shall be borne by LE or Seller pursuant to the parties’ terms of sale and the terms of LE’s Merchandise purchase agreements with those Sellers.

11.SUB-AGENTS.

LE acknowledges and agrees that Agent may engage sub-agents to perform some or all Agent’s services hereunder, provided, however, that in no event shall the relationship between the Agent and sub-agent result in either party becoming a buyer or seller of Merchandise procured or to be procured under this Agreement from the other. Agent shall advise LE in writing in advance of the appointment of any sub-agents who may perform services under this Agreement, and LE shall have three business days to accept or reject such sub-agent. If LE does not provide notice of acceptance or rejection during such time, the sub-agent shall be deemed accepted. Agent shall be solely responsible to ensure that its sub-agents strictly adhere to the terms and conditions of this Agreement and to pay all remuneration payable to its sub-agents.
12.DEFENSE AND INDEMNITY; LIMITATION OF LIABILITY.

(a)Indemnification by LE. LE will defend, indemnify, and hold harmless Agent and its Affiliates and their respective Representatives from and against any and all costs, liabilities, losses, penalties, expenses and damages (including reasonable attorneys’ fees) of every kind and nature arising from third-party claims, demands, litigation, and suits related to or arising out of this Agreement (together “LE Claims”), except to the extent that such LE Claims are found by a final judgment or opinion of an arbitrator or a court of appropriate jurisdiction to be caused by: (i) a breach of any provision of this Agreement by Agent; or (ii) any negligent act or omission, or willful misconduct of Agent, its Affiliates, or their respective Representatives in performance of this Agreement.

(b)Indemnification by Agent. Agent will defend, indemnify, and hold harmless LE and its Affiliates, and their respective Representatives, from and against any and all costs, liabilities, losses, penalties, expenses and damages (including reasonable attorneys’ fees) of every kind and nature arising from third-party claims, demands, litigation, and suits, that: (i) relate to bodily injury or death of any person or damage to real and/or tangible personal property directly caused by the negligence or willful misconduct of Agent or its Affiliates during the performance of the Services, or (ii) relate to the intentional infringement of any copyright or trade secret by an Asset owned by Agent or its Affiliates and used by Agent in the performance of the Services (together, “Agent Claims”). Notwithstanding the obligations set forth above in this Section, Agent will not defend or indemnify LE, its Affiliates, or their respective Representatives to the extent that such Agent Claims are found by a final judgment or opinion of an arbitrator or a court of appropriate jurisdiction to be caused by: (x) a breach of any provision of this Agreement by LE; (y) any negligent act or omission, or willful misconduct of LE, its Affiliates, or their respective Representatives in performance of this Agreement; or (z) with respect to infringement claims: (I) LE’s use of the Services in combination with any product or information not provided by Agent; (II) LE’s distribution, marketing or use for the benefit of third parties of the Services; (III) LE’s use of the Services other than as contemplated by this Agreement; or (IV) information, direction, specification or materials provided by or on behalf of LE. LE Claims and Agent Claims are each individually referred to as a “Claim.”

(c)Procedure. In the event of a Claim, the indemnified Party will give the indemnifying Party prompt notice in writing of the Claim; but the failure to provide such notice will not release the indemnifying Party from any of its obligations under this Article except to the extent the indemnifying Party is materially prejudiced by such failure. Upon receipt of such notice the indemnifying Party will assume and will be entitled to control the defense of the Claim at its expense and through counsel of its choice, and will give notice of its intention to do so to the indemnified Party within 20 business days of the receipt of such notice from the indemnified Party. The indemnifying Party will not, without the prior written consent of the indemnified Party, (i) settle or compromise any Claim or consent to the entry of any judgment that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified Party of a written release from all liability in respect of the Claim or (ii) settle or compromise any Claim in any manner that may adversely affect the Indemnified Party other than as a result of money damages or other monetary payments that are indemnified hereunder. The indemnified Party will have the right at its own cost and expense to employ separate counsel and participate in the defense of any Claim.

(d)Joint Claims. If a third-party claim, demand, litigation, or suit involves allegations for which both Parties may invoke the obligation of the other Party to defend them under this Agreement (“Mixed Claims”); then LE shall defend both Parties and their Representatives from such Mixed Claims, at LE’s sole reasonable expense, provided that Agent may elect to take on the defense of such Mixed Claims.

(e)Independent Obligation. The obligations of each Party to defend, indemnify and hold harmless, the other Parties’ Indemnified Parties under this Section are independent of each other and any other obligation of the Parties under this Agreement.

(f)Limitation of Liability. EXCEPT FOR (I) EACH PARTY’S OBLIGATIONS WITH RESPECT TO THE OWNERSHIP OF DATA AND OTHER ASSETS OF THE OTHER PARTY AS SET FORTH IN SECTION 6(g), (II) EACH PARTY’S INDEMNITY AND DEFENSE OBLIGATIONS AS SET FORTH IN SECTIONS 12(a), 12(b), AND 12(c), AND (III) A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS, IN NO EVENT WILL EITHER PARTY, NOR ITS AFFILIATES, CONTRACTORS OR AGENTS BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, OR PUNITIVE DAMAGES, LOSSES OR EXPENSES (INCLUDING BUSINESS INTERRUPTION, LOST BUSINESS, LOST PROFITS, LOST DATA, OR LOST SAVINGS, DAMAGES TO SOFTWARE OR FIRMWARE, OR COST OF PROCURING OR TRANSITIONING TO SUBSTITUTE SERVICES), REGARDLESS OF THE LEGAL THEORY UNDER WHICH SUCH LIABILITY IS ASSERTED, AND REGARDLESS OF WHETHER A PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH LIABILITY. THE SOLE LIABILITY OF AGENT AND ITS AFFILIATES FOR ANY ERRORS AND OMISSIONS IN THE SERVICES ARE LIMITED TO THE PAYMENT OF DIRECT DAMAGES, NOT TO EXCEED (FOR ALL CLAIMS IN THE AGGREGATE) THE COMMISSIONS RECEIVED BY AGENT UNDER THIS AGREEMENT DURING THE PRIOR SIX (6) MONTHS PRIOR TO THE DATE SUCH CLAIM AROSE.

13.AUDIT

(a)Retention of Records. LE shall keep and preserve accurate records of all transactions relating to this Agreement including records of inventory purchased and delivered for the longer of: (i) the minimum period required by Applicable Law, and (ii) the Term plus two years after the Termination of this Agreement. Agent, with reasonable notice to LE, may conduct audits of the books and records of LE to determine compliance with the accounting of Commissions provisions of this Agreement (each, an “Audit”). Except as provided below, Audits will occur no more than twice per calendar year and may be conducted by Agent through itself or its authorized agents who agree to treat any information gained from such Audits as confidential in accordance with Section 14 (Confidentiality.) or terms substantially equivalent thereto.

(b)Number of Audits. In the event that an Audit or other information demonstrates that LE has underpaid Commissions by more than 5% in two or more Payment Periods, Agent has the right to conduct Audits on a quarterly basis (unless such discrepancy was a result of incorrect information provided by Agent or its Affiliates), until such time as LE has properly paid Commissions for three consecutive Audits, after which time Agent will revert to auditing LE no more than twice per calendar year.

(c)Allocation of Audit Costs. Agent shall pay for all Audits; provided that if any Audit shows a 5% or greater discrepancy in the amount of the Commission paid by LE for the applicable Payment Period(s), then LE shall pay for that Audit and any subsequent Audits for a period of one year; unless such discrepancy was a result of incorrect information provided by Agent or its Affiliates.

(d)Late Payment. In the event that an Audit or other information demonstrates that LE has underpaid Commissions (unless such discrepancy was a result of incorrect information provided by Agent or its Affiliates), LE shall remit to Agent the amount of the underpayment, together with interest computed as set forth in Section 14.19 of the Separation Agreement from the date payment of the unpaid Commissions was originally due to the date of payment. Any late payment under this Section 13(d) is due

10 days after LE receives notice of the underpayment of Commissions.

14.CONFIDENTIALITY

(a)Confidential Information. “Confidential Information” means all information, whether disclosed in oral, written, visual, electronic or other form, that (i) one Party (the “Disclosing Party”), its Affiliates or its Personnel discloses to the other Party (the “Receiving Party”), its Affiliates or its Personnel, (ii) relates to or is disclosed in connection with this Agreement or a Party’s or a Party’s Affiliate’s business, and (iii) is or reasonably should be understood by the Receiving Party to be confidential or proprietary to the Disclosing Party (whether or not such information is marked “Confidential” or “Proprietary”). The Disclosing Party’s sales, pricing, costs, inventory, operations, employees, current and potential customers, financial performance and forecasts, and business plans, strategies, forecasts and analyses, as well as information as to which the Securities and Exchange Commission has granted confidential treatment pursuant to its Rule 406 of Regulation C (the “CTR Information”), are Confidential Information.

(b)Treatment of Confidential Information. The Receiving Party will use Confidential Information only in connection with this Agreement and, except as expressly permitted by this Agreement and subject to the next sentence, will not disclose any Confidential Information for three years from the date of receipt of the Confidential Information. Neither Party will disclose the CTR Information for a period of ten years from the date or receipt.

i.Limitations. The Receiving Party will (A) restrict disclosure of the Confidential Information to its and its Affiliates’ Personnel with a need to know the Confidential Information for purposes of performing the Receiving Party’s responsibilities or exercising the Receiving Party’s rights under this Agreement, (B) advise those Personnel of the obligation not to disclose the Confidential Information or use the Confidential Information in a manner prohibited by this Agreement, (C) copy the Confidential Information only as necessary for those Personnel who need it for performing the Receiving Party’s responsibilities under this Agreement, and ensure that confidentiality is maintained in the copying process; and (D) protect the Confidential Information, and require those Personnel to protect it, using the same degree of care as the Receiving Party uses with its own Confidential Information, but no less than reasonable care.

ii.Liability for Unauthorized Use. The Receiving Party will be liable to the Disclosing Party for any unauthorized disclosure or use of Confidential Information in violation of this Agreement by its Affiliates and any of its and its Affiliates’ current or former Personnel.

iii.Destruction. Without limiting the foregoing, when any Confidential Information is no longer needed for the purposes contemplated by this Agreement the Receiving Party will, promptly after request of the Disclosing Party, either return such Confidential Information in tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Confidential Information (other than electronic copies residing in automatic backup systems and copies retained to the extent required by Applicable Law, regulation or a bona fide document retention policy).

(c)Exceptions to Confidential Treatment. The obligations under this Section 14 do not apply to any Confidential Information that the Receiving Party can demonstrate (i) was previously known to the Receiving Party without any obligation owed to the Disclosing Party or its Affiliates to hold it in confidence, (ii) is disclosed to third parties by the Disclosing Party or its Affiliates without an obligation of confidentiality to the Disclosing Party or its Affiliate, as applicable, (iii) is or becomes available to any member of the public other than by unauthorized disclosure by the Receiving Party, its Affiliates or its or their Personnel, (iv) was or is independently developed by the Receiving Party or its Affiliates or Personnel without use of the Confidential Information, (v) legal counsel’s advice is that the Confidential Information is required to be disclosed by Applicable Law or the rules and regulations of any applicable Governmental Authority and the Receiving Party has complied with Section 14(d) (Protective Arrangement), or (vi) legal counsel’s advice is that the Confidential Information is required to be disclosed in response to a valid subpoena or order of a court or other governmental body of competent jurisdiction or other valid legal process and the Receiving Party has complied with Section 14(d) (Protective Arrangement).

(d)Protective Arrangement. If the Receiving Party determines that the exceptions under Sections 14(c)(v) or (vi) apply, the Receiving Party shall give the Disclosing Party, to the extent legally permitted and reasonably practicable, prompt prior notice of such disclosure and an opportunity to contest such disclosure and shall use commercially reasonable efforts to cooperate, at the expense of the Receiving Party, in seeking any reasonable protective arrangements requested by the Disclosing Party. In the event that such appropriate protective order or other remedy is not obtained, the Receiving Party may furnish, or cause to be furnished, only that portion of such Confidential Information that the Receiving Party is advised by legal counsel is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information.

(e)Ownership of Information. Except as otherwise provided in this Agreement, all Confidential Information provided by or on behalf of a Party (or its Affiliates) that is provided to the other Party or its Personnel shall remain the property of the disclosing entity and nothing herein shall be construed as granting or conferring rights of license or otherwise in any such Confidential Information

15.MISCELLANEOUS

(a)Third Party Agreements. The Parties anticipate that Agent will be relying upon its and its Affiliates existing agreements with third parties to provide certain of the Services described herein (“Third Party Agreements”) and that the Parties have assumed that Agent’s and/or its Affiliates’ counterparty under each such Third Party Agreement (the “Third Party Vendor”) will permit Agent and/or its Affiliates to procure goods, services and/or license software, as applicable under such Third Party Agreement, on behalf of LE, at no additional cost, as if LE were an affiliate of Agent and/or its Affiliates under such Third Party Agreement. If: (i) Agent’s or its Affiliates’ costs, fees, or expenses increase under the terms of such Third Party Agreements, or (ii) the Third Party Vendor demands or is entitled to additional costs, fees, or expenses now or in the future, as a result of LE receiving benefits under such Agreement, then, in addition to all other amounts due hereunder, LE shall be liable for its proportionate share of all increased amounts under subsection (i) and all of the increased amounts under subjection (ii), in each case as such amounts are determined by Agent in Good Faith. Agent will notify LE once it learns of any increased amounts due under the immediately foregoing sentence, and will work with the Third Party Vendor to try to mitigate such cost increase. To the extent any such Third Party Agreement includes early termination fees (or similar charges, “Termination Fees”), LE will be solely responsible for any such Termination Fees Agent or its Affiliates incur as a result of the Separation of LE and/or LE ceasing to use the Services under this Agreement.

(b)Computer Access. If either Party, its Affiliates or its Personnel are given access, whether on-site or through remote facilities, to any communications, computer, or electronic data storage systems of the other Party, its Affiliates or its Personnel (each an “Electronic Resource”), in connection with this Agreement, then the Party on behalf of whom such access is given will ensure that its Personnel’s use of such access shall be solely limited to performance or exercise of, such Party’s duties and rights under this Agreement, and that such Personnel will not attempt to access any Electronic Resource other than those specifically required for the performance of such duties and/or exercise of such rights. The Party given access will limit such access to those of its and its Affiliates’ Personnel who need to have such access in connection with this Agreement, will advise the other Party in writing of the name of each of such Personnel who will be granted such access, and will strictly follow all security rules and procedures for use of such Electronic Resources. All user identification numbers and passwords disclosed to a Party’s Personnel and any information obtained by such Party’s Personnel as a result of its access to, and use of the other Party’s, its Affiliates’ or its Personnel’s Electronic Resources will be deemed to be, and will be treated as, Confidential Information of the Party on behalf of whom such access is granted. Each Party will reasonably cooperate with the other Party in the investigation of any apparent unauthorized access by the other Party, its Affiliates, or its Personnel to any Electronic Resources or unauthorized release of Confidential Information. Each Party will promptly notify the other Party of any actual or suspected unauthorized access or disclosure of any Electronic Resource of the other Party, its Affiliates, or its Personnel.

(c)Amendment; No Waiver. The terms, covenants and conditions of this Agreement may be amended, modified or waived only by a written instrument signed by both Parties, or in the event of a waiver, by the Party waiving such compliance. Any Party’s failure at any time to require performance of any provision will not affect that Party’s right to enforce that or any other provision at a later date. No waiver of any condition or breach of any provision, term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances will be deemed to be or construed as a further or continuing waiver of that or any other condition or of the breach of that or another provision, term or covenant of this Agreement.

(d)Assignment. Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party, which consent may be withheld in the other Party’s absolute discretion. A Stockholding Change will constitute an assignment of this Agreement by either Party for which assignment the other Party’s prior written consent will be required. Such assignment will relieve the assigning Party of its obligations and liabilities hereunder incurred or accrued prior to the date of the assignment. This Agreement will be binding on, and will inure to the benefit of, the permitted successors and assigns of the Parties.

(e)Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement must be in writing and will be deemed to have been duly given (i) when delivered by hand, (ii) three (3) Business Days after it is mailed, certified or registered mail, return receipt requested, with postage prepaid, (iii) on the same Business Day when sent by facsimile or electronic mail (return receipt requested) if the transmission is completed before 5:00 p.m. recipient’s time, or one (1) Business Day after the facsimile or email is sent, if the transmission is completed on or after 5:00 p.m. recipient’s time or (iv) one (1) Business Day after it is sent by Express Mail, Federal Express or other courier service specifying same day or next day delivery, as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section):

If to Agent, to:        International Sourcing & Logistics Limited
51/F, Office Tower, Langham Place
8 Argyle Street
Mongkok, Kowloon, Hong Kong
Attn.: Head of International Sourcing, SHGS

With a Copy To:    Sears Holdings Corporation
3333 Beverly Road
Hoffman Estates, Illinois 60179
Attn.: General Counsel
Facsimile: (847) 286-2471
Email: Kristin.Coleman@searshc.com

If to LE, to:         Lands’ End, Inc.
5 Lands’ End Lane
Dodgeville, Wisconsin 53595
Attn.: VP, Global Sourcing
Facsimile: (608) 935-4913
Email: Mary.Keenan@landsend.com

With a Copy To:    Lands’ End, Inc.
5 Lands’ End Lane
Dodgeville, Wisconsin 53595
Attn.: General Counsel
Facsimile: (608) 935-6550
Email: lawdepartment@landsend.com
(f)Publicity. All publicity regarding this Agreement shall be mutually agreed in writing in advance by the Parties and the parties hereto shall consult with each other prior to issuing, and shall, subject to the requirements of Section 14, above, provide the other party the opportunity to review and comment upon any proposed press releases and other public statements in connection with the Services provided or any relationship entered into pursuant to this Agreement.

(g)Survival. Each term of this Agreement that would, by its nature, survive the termination or expiration of this Agreement will so survive, including the obligation of either Party to pay all amounts accrued hereunder and including the provisions of Sections 8 and 9.

(h)No Third Party Rights. Except for the indemnification rights under this Agreement of any Agent or LE indemnitee in their respective capacities as such, this Agreement is intended to be solely for the benefit of the Parties and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the Parties.

(i)Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision will (to the extent permitted under Applicable Law) be construed by modifying or limiting it so as to be legal, valid and enforceable to the maximum extent compatible with Applicable Law, and all other provisions of this Agreement will not be affected and will remain in full force and effect.

(j)Entire Agreement. This Agreement (including the Exhibits, Appendixes and Schedules hereto) constitutes the entire agreement between the Parties hereto and supersedes all prior agreements and understandings, oral and written, between the Parties hereto with respect to the subject matter hereof.

(k)No Legal Service/Advice. Notwithstanding anything herein to the contrary, Agent shall not provide any legal services or legal advice to LE, LE is not entitled to rely on Agent for legal advice and counsel, nor shall Agent’s advice be construed as legal advice.

(l)Equitable Relief. Each Party acknowledges that any breach by a Party of Section 14 (Confidential Information) of this Agreement may cause the non-breaching Party and its Affiliates irreparable harm for which the non-breaching Party and its Affiliates have no adequate remedies at law. Accordingly, in the event of any actual or threatened default in, or breach of the foregoing provisions, each Party and its Affiliates are entitled to seek equitable relief, including specific performance, and injunctive relief; in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. A Party seeking such equitable relief is not obligated to comply with Section 15(r) (Dispute Resolution) and may seek such relief regardless of any cure rights for such actual or threatened breach. Each Party waives all claims for damages by reason of the wrongful issuance of an injunction and acknowledges that its only remedy in that case is the dissolution of that injunction. Any requirements for the securing or posting of any bond with such remedy are waived.

(m)Force Majeure. Neither Party will be responsible to the other for any delay in or failure of performance of its obligations under this Agreement, to the extent such delay or failure is attributable to any act of God, act of terrorism, fire, accident, war, embargo or other governmental act, or riot; provided, however, that the Party affected thereby gives the other Party prompt written notice of the occurrence of any event which is likely to cause (or has caused) any delay or failure setting forth its best estimate of the length of any delay and any possibility that it will be unable to resume performance; provided, further, that said affected Party will use its commercially reasonable efforts to expeditiously overcome the effects of that event and resume performance. During such time that the performance of obligations is suspended or delayed, if Agent is not able to provide the Buying Agency Services as described in Section 5 hereof, LE may suspend payment of the Commission in proportion to the duration of the suspension or delay, and if the suspension or delay extends more than five (5) business days the Minimum Commission may be reduced in proportion to the suspension or delay.

(n)Fair Construction. This Agreement will be deemed to be the joint work product of the Parties without regard to the identity of the draftsperson, and any rule of construction that a document will be interpreted or construed against the drafting Party will not be applicable.

(o)Independent Contractors. Nothing in this Agreement creates a relationship of, partnership, or employer/employee between Agent and LE and it is the intent and desire of the Parties that the relationship be and be construed as that of independent contracting parties and not as, partners, joint venturers or a relationship of employer/employee.

(p)Construction and Interpretation. In this Agreement (1) “include,” “includes,” and “including” are inclusive and mean, respectively, “include without limitation,” “includes without limitation,” and “including without limitation,” (2) “or” is disjunctive but not necessarily exclusive, (3) “will” and “shall” expresses an imperative, an obligation, and a requirement, (4) numbered “Section” references refer to sections of this Agreement unless otherwise specified, (5) section headings are for convenience only and will have no interpretive value, (6) unless otherwise indicated all references to a number of days mean calendar (and not business) days and all references to months or years mean calendar months or years, (7) references to $ or Dollars mean U.S. Dollars, and (8) hereof,” “herein” and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(q)Condition Precedent to the Effectiveness of this Agreement. This Agreement will not become effective until it has been approved by the Audit Committee of the SHC Board.

(r)Dispute Resolution. Except as provided for in Section 15(l) (Equitable Relief), all Disputes related to this Agreement are subject to Article XI (Dispute Resolution) of the Separation Agreement.

(s)Governing Law; Jurisdiction.

i.Governing Law. This Agreement (and all claims, controversies or causes of action, whether in contract, tort or otherwise, that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, termination, performance or nonperformance of this Agreement (including any claim, controversy or cause of action based upon, arising out of or relating to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement)) shall be governed by, and construed and enforced in accordance with, the federal laws of the United States, including the Lanham Act, and the internal laws of the State of Illinois, without regard to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois. This Agreement will not be subject to any of the provisions of the United Nations Convention on Contracts for the International Sale of Goods.

ii.Jurisdiction. Each of the Parties hereto irrevocably agrees that all proceedings arising out of or relating to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns shall be brought, heard and determined exclusively in any federal or state court sitting in Cook County, Illinois. Consistent with the preceding sentence, each of the Parties hereto hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in Cook County, Illinois for the purpose of any proceeding arising out of or relating to this Agreement or the rights and obligations arising hereunder brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense, counterclaim, or otherwise, in any such proceeding, any claim that it or its property is not subject personally to the jurisdiction of the above-named courts, that the proceeding is brought in an inconvenient forum, that the venue of the proceeding is improper, or that this Agreement or any of the other transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts. Each Party agrees that service of process upon such party in any such action or Proceeding shall be effective if notice is given in accordance with Section 15(e).

(t)Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(u)Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission (e.g., .pdf file) in counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement effective as of the Effective Date.

AGENT: INTERNATIONAL SOURCING & LOGISTICS LIMITED By: /s/ Laurent Madelaine Name: Laurent Madelaine Its: Head of International Sourcing	LE: LANDS’ END, INC. By: /s/ Mary E. Keenan Name: Mary E. Keenan Its: Vice President

Appendix #1

Glossary

“Affiliate” means (solely for purposes of this Agreement and for no other purpose) (i) with respect to LE, its Subsidiaries, and (ii) with respect to Agent, SHC and its Subsidiaries; provided, however, that except where the context indicates otherwise, for purposes of this Agreement and for no other purpose, from and after the Effective Time (1) no SHC Entity shall be deemed to be an Affiliate of any LE Entity and (2) no LE Entity shall be deemed to be an Affiliate of any SHC Entity.
“Ancillary Agreements” has the meaning ascribed to it in the Separation Agreement.
“Applicable Law” means all applicable common law, laws, ordinances, regulations, rules, and court and administrative orders and decrees of all national, regional, state, local and other governmental units that have jurisdiction in the given circumstances.
“Business Competitor” of LE shall be any of the companies or organizations provided by LE on a list to Agent, which list shall be updated from time to time by LE.“Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Applicable Law to be closed in New York, New York.
“Commission” means both the Buying Commission and the Minimum Commission.
“Competitor Affiliates” has the meaning ascribed to it in the Separation Agreement.
“Competitor” has the meaning ascribed to it in the Separation Agreement.
“Contract Year” means each April 1st through March 31st during the Term, except that the first contract year (the “First Contract Year”) begins with the Effective Date and continues through March 31, 2017.
“Good Faith” means honesty in fact and the observance of reasonable commercial standards of fair dealing in accordance with Applicable Law.
“LE Entities” means LE; Lands’ End Direct Merchants, Inc., a Delaware corporation; Lands’ End International, Inc., a Delaware corporation; Lands’ End Publishing, LLC, a Delaware limited liability company; Lands’ End Japan KK, a Japanese corporation; Lands’ End Japan Inc., a Delaware corporation; Lands’ End Europe Limited, a company organized under the laws of England and Wales; Lands’ End GmbH, a corporation with limited liability organized under the laws of the Federal Republic of Germany; Lands’ End Canada Outfitters ULC, a corporation organized under the laws of British Columbia, Canada; LEGC, LLC, a Virginia limited liability company; and all other Persons that are or hereafter become a Subsidiary of LE.
“Merchandise” means the apparel, home goods, shoes, apparel accessories and other products purchased by Agent on the instructions of LE for LE’s account.
“Personnel” means the officers, directors, employees, agents, suppliers, licensors, licensees, contractors, subcontractors, advisors (including attorneys, accountants, technical consultants or investment bankers) and other representatives, from time to time, of a Party and its Affiliates; provided that the Personnel of the LE Entities shall not be deemed Personnel of the SHC Entities and the Personnel of the SHC Entities shall not be deemed Personnel of the LE Entities.
“Representatives” means Personnel, partners, shareholders, and members.

“Sellers” means the third-party suppliers, vendors, and manufacturers (or their respective selling agents) of the Merchandise.
“Separation Agreement” shall mean the Separation and Distribution Agreement by and between Sears Holdings Corporation and Lands’ End, Inc., dated as of April 4, 2014.
“SHC Board” has the meaning ascribed to it in the Separation Agreement.
“SHC Entities” has the meaning ascribed to it in the Separation Agreement.
“SHC” means Sears Holdings Corporation.
“Stockholding Change” has the meaning ascribed to it in the Separation Agreement.
“Subsidiaries” has the meaning ascribed to it in the Separation Agreement.
“Termination” means expiration (without renewal or extension) or termination of this Agreement for any reason.
“Territory” means anywhere in the world.
[End of Appendix #1]

Appendix #2
Services

Sourcing Services
•Provide market intelligence regarding potential suppliers, manufacturers, research and evaluation of factory capability, and new vendor setup (including vendor and factory documentation).Work directly with vendors on new product development and manage vendor communications
•Provide current and timely information on commodity pricing, country specific market intelligence, labor/wage rates by country and changes in political situation.
•Manage costing quote submissions, assist LE with cost analysis, and conduct vendor negotiations Assist LE with vendor selection, price, quality, packaging and delivery negotiation
•Assist LE with sourcing new fabric and fabric development, approval of production for fabric and colors
•Review fabric standard operating procedures periodically
•Identify potential issues and provide technical expertise to problems of fabric, prints, technical design & fits, colors and product delivery
•Support LE on fitting/patterns and quality issues under Technical Design
•Pre-screen fit approvals, track fit sampling, and support proto sample fitting
•Assist LE with mill and vendor strategy in alignment with LE, including LE •Standard Operating Procedures (SOP’s). Identify and qualify new mills. •Support fabric development and bulk submits and fabric approvals.
•Assist LE with obtaining timely execution of Purchase Order Terms and •Conditions and any other required documents.
•Provide follow up on production and purchase order status when required, inclusive of work in progress (WIP) reporting, alerting LE of any potential delays or non-compliance.
•Facilitate communication between LE and Sellers, when necessary, acting as translator for LE in vendor meetings and with potential vendors.
•Educate staff, vendors and mills on LE SOP’s, quality, labor compliance and purchasing requirements, as listed on LE Vendor Website.
•Responsible for Sample Management, including development, production, fit and photo samples.
•Manage color approvals and support. Train and educate mills on color SOPs, tools and expectations.
•Provide technical design support; assist in block creation and grading, along with counter-sourcing support.
•Provide ideas for new grading and sizing; build fabric platform; provide support to re-engineer and enhance fabric and trim library
•Validate, when requested, vendors are purchasing trims and packaging product from designated suppliers.
•Facilitate the resolution of export document discrepancies as requested.
•Monitor bookings and on-time shipment

Marketing Services	•Act as a bridge to communicate with vendors, suppliers, and business partners of LE developments and Brand strategy as dictated by LE.

Quality Control Services
•Setup LE quality standard, certified auditor program, product safety, testing protocols, standard operation procedures and on-going training and technical support to vendors
•Evaluate new production facilities and conduct evaluation and approval, prior to production.
•Conduct production facility evaluation and approval, regular quality review, manage corrective actions to vendors to ensure LE quality standard are met
•Designate 3rd party testing partners and fee negotiation, and ensure lab test results are in compliance, Agent Lab Testing added services and leverage of new contract pricing. Third party designee subject to LE written approval.
•Assist in negotiation with any claims for damaged / non-conforming goods, or rejected product.
•Use commercially reasonable efforts to ensure no transshipment and that the services provided by Agent comply with all currently Applicable Laws and currently applicable LE business codes
•Disclose any Labor Compliance violations, evidence of any transshipment or other apparent violation of law or Seller’s contractual obligations as witnessed during Quality Audits at factory or made known to Agent.
•Facilitate the de-identification requirements of any LE product rejected by LE.
•Ensure LE has access to vendor facilities, at any time.
•Conduct Final Shipment Audits at Vendors / Factories that have been decertified from the Lands'  End Certified Auditor Program for poor product quality performance or other reasons, until Certification can be re-established, or vendor exited.
•Provide Final Audits for Vendor / Factories that may be unsuitable to participate in the LE Certified Auditor Program
•Provide support for new factories starting up, with Final Audit coverage of initial shipments until full Certified Auditor status is established
•Conduct preproduction and pilot run inspections of priority new styles
•Agent not required to Travel to a separate country or region than regions in which Agent has personnel or to any location which Agent deems unsafe.

PO Contract Support Services	•Purchase order contract support not provided by Agent.
IT and Software	•Continue existing IT infrastructure support
Access to Facilities	•Provide occasional working and meeting facilities as needed and as available
LE Business Knowledge	•Familiarize itself and remain current with LE policies and requirements. (reference LE vendor website and social compliance).
Claim resolution	•Assist in resolution of claims with vendor, mill and service provider negotiations, as needed.
Returns	•Facilitate the collection of Lands’ End returns in the region, as currently provided (centralized in Hong Kong).

Appendix #3

Contact Persons

AGENT:	Laurent Madelaine
LE:	Mary Keenan

Appendix #4

Included Expenses

The following travel and other expenses are included in the calculation of the Commissions and will not be billed separately under Section 9(b):

•	Reasonable travel expenses for travel to and from inspection sites that are (i) less than 50km from, and (ii) within the same country as the location of Agent personnel conducting the inspection.

•	Reasonable travel expenses for travel to and from LE’s corporate office for meetings, orientations or for enhancement of communication, up to four times a calendar year.

The following expenses are examples of Expenses which will be billed separately under Section 9(b):

•	All expenses incurred for Vendor Summit functions specifically requested by LE to be organized in Hong Kong or in other countries.

•	Requests for travel that are outside the scope of the mutually agreed upon annual budget (+ or minus 15%) (based upon past practices) and travel for duties beyond those set forth in this Agreement.

•	Investments in fixed assets, software licenses, or other equipment required by LE (beyond what Agent currently provides for its associates that support LE).

Lands’ End’s Expense Reimbursement Guidelines
for Third Party Service Providers

PURPOSE
This establishes Lands' End’s minimum requirements and guidelines for reimbursement of third party out-of-pocket expenses. This applies to consultants, contractors and other service providers who submit expenses to Lands’ End. Future reference to these individuals is made collectively as “service providers.”

GENERAL REQUIREMENTS
A. Contract. A contract for services specified in this policy must be on file and signed by the service provider and the authorized Lands’ End, Inc. (“Lands’ End”) representative.
B. Responsibility for Billing. All service provider employees are expected to be reasonable and responsible in all billing practices. The service provider must ensure that invoices submitted to Lands’ End contain only those hours and expenses that are reasonably necessary to obtain the best results for Lands’ End. The service provider’s billing person who is actually in charge of a matter must review each statement to ensure the accuracy of hours and expenses prior to submission.
C. Multiple Employee Representation. If Lands’ End is charged by individual rather than by project (pursuant to the terms of the contract), Lands’ End should be billed for representation of only one service provider employee at any meeting, client conference, presentation, or the like. When the service provider believes that participation by more than one representative is needed, the written approval of the Lands’ End Project Manager responsible for the matter must be obtained.

ITEMIZED EXPENSES
A. Costs and Expenses Without Overhead. The service provider should not bill for photocopy, fax or telephone costs incurred while working on-site at Lands’ End, since Lands’ End is already paying these expenses.
B. Photocopying. Charges for photocopying in the service provider's offices are not allowed, and are expected to be borne by the service provider as part of general office overhead.
C. Facsimile Transmissions. Charges for facsimile transmissions in the service provider's offices are not allowed, and are expected to be borne by the service provider as part of general office overhead
D. Mail and Overnight Couriers. Overnight express delivery services should not be used except when a compelling reason exists. When used, the service provider should always use the most cost efficient overnight or second day service.
E. Consultants and Similar Supplier Expenses. The Lands’ End Project Manager responsible for the Statement of Work must approve payment and reimbursement of all third party supplier expenses. The service providers may not incur any expense over $500 to be billed to Lands’ End for hiring an expert or other consultant for transcripts or other outside reports, without the prior approval of the Lands’ End Project Manager responsible for the matter.
F. Cellular Telephone Charges. The service provider will not charge Lands’ End for cellular calls (except while on out of town production work).
G. Research Firms. The service provider will not charge Lands’ End for research services if the provider is billed on a flat monthly or yearly (versus by-the-minute or by-the-search) rate.

Third Party Travel Expense

PURPOSE
This establishes Lands’ End’s minimum requirements for reimbursement of third party out-of-pocket travel expenses, where required by contractual agreement. This applies to consultants, contractors and other service providers who submit authorized, reimbursable travel expenses to Lands’ End. Future reference to these individuals is made collectively as “service providers”.

All service providers who require travel and lodging have the responsibility to ensure that their travel expenses are appropriate, reasonable, and documented. All expenses are subject to Lands’ Ends’ approval.

A. Invoice Processing
Prior to submitting any invoice for payment, regardless of the invoice payment processing arrangements set forth in the agreement, a summary report with line item detail must be sent to the Lands’ Ends’ business contact for the project for their review and approval.

B. Receipt Requirements
Individual receipts for air, hotel, car rental, taxi, meals, etc. must be available upon request should the Land’s End business project contact have any inquiries.  All individual receipts submitted for payment to Lands’ End must be retained by the supplier (hard copy or scanned image) for a period up to three years following the end of the project term.

C. Reimbursable/Not Reimbursable Expenses

Reimbursable	Not Reimbursable
Air Travel
Economy Class Travel Business Class travel over 12 flight hours	First Class Travel Airline Upgrade Charges Airline offerings, i.e. purchase miles, seats, etc.
Lodging
Hotel expense & taxes at moderately-priced hotels, such as Hampton Inn, Holiday Inn Express, Fairfield Inn	Luxury/premium hotel expenses Personal incidentals i.e. in-room movies No show charges
Ground Transportation
Taxi or shared limousine to/from the airport
Compact rental car is required unless the size of group requires a larger vehicle
Vehicle damage insurance and liability insurance on international rentals only
Rental car refueling prior to returning the vehicle
Mileage allowance beyond normal daily commute will be reimbursed at the current LANDS’ END rate

Private car limousine or limousine service rented on an hourly or hourly-plus basis
Luxury/Premium rental cars
Rental car insurance on domestic rentals
Convenience refueling when returning rental car
Mileage for normal daily commute

Meals
Meals while on overnight travel status
Meal expenses up to $30 per day plus gratuity
Meal expenses up to $50 per day plus gratuity in Boston, Chicago (downtown only), Honolulu, Los Angeles, New York, San Diego, San Francisco, Seattle, Washington, D.C., all international destinations
Meals for day trips Meals in excess of daily limits Meals for local staff
Miscellaneous
Airport parking - Long term Lands’ End business related telephone expenses Internet service fees (e.g., hotel/airport wireless, Hot Spot) required for business - up to $10 per day	Personal travel insurance Personal entertainment i.e. movies Health club Theft or loss of personal property Laundry or dry cleaning Valet service Any unreasonable, unaccounted for, or unexplained expenses

D. Reservation Process
LANDS’ END may require the use of their online travel reservation system, depending on variables such as the amount of travel on LANDS’ END business, type of travel required, etc. This will be determined on an individual service provider basis.

E. Air Transportation

•	When possible, travelers should plan business trips at least 14 days in advance to secure reduced fares.

•
Travelers are strongly encouraged to accept the lowest priced flight available within a 2 hour window. This includes alternate airports, connections, one-stop flights, etc. If lowest fares are not utilized, reimbursement may be subject to further review, resulting in partial reimbursement.

•	When non-refundable tickets are the least expensive airfare, they should be utilized.

•	If a trip is cancelled or postponed, airline tickets must be cancelled before the time of departure.

•	Additional airfares, and other fees due to changes, will be reimbursed only if the change was requested by Lands’ End, and the additional expense was approved in advance by Lands’ End.

•	Only a reasonable number of travelers will be reimbursed. This is subject to pre-approval.

F. Ground Transportation

•	Travelers should use courtesy or other scheduled services provided by the hotel (if available) for travel between the hotel and airport.

•	Economy or compact cars should be rented unless the size of the group makes them impractical. Rental cars should be shared whenever feasible.

G. Lodging

•
If a reserved room will not be used, it is the traveler’s responsibility to notify the hotel directly, prior to the hotel’s cancellation deadline. Failure to cancel a hotel reservation will result in a “no-show” charge that will not be reimbursed.

H. Meals

•	Meal expense limits:

◦	$30 per day, plus gratuity

▪	Individual meal limit of $5 breakfast, $9 lunch and $16 dinner applies when the travel schedule includes partial travel days.

•	Exceptions:

◦
$50 per day, plus gratuity - Boston, Chicago (Downtown only), Honolulu, Los Angeles, New York, San Diego, San Francisco, Seattle, Washington, D. C., and International destinations including Puerto Rico and Canada

▪	Individual meal limit of $7 breakfast, $13 lunch and $30 dinner applies when the travel schedule includes partial travel days.

•	Fifteen percent (15%) is the recommended guideline for gratuities.

STATEMENTS AND PAYMENTS
A. Statement Period.
Invoices with supporting documentation shall be submitted monthly to the appropriate Lands’ End Project Manager. Two copies of each invoice should be submitted.

B. Timing of Bills, Payment.
Monthly invoices with supporting documentation should be received by the Land’s End Project Manager before the end of the succeeding month. Billing statements for all December charges should be received by Lands’ End before the 15th of January. All bills must be examined for accuracy and completeness prior to submission to Lands’ End.

C. Invoice Format Requirements.
Each invoice must include the complete name of the project or Statement of Work, Lands’ End project/job number if appropriate, and the name of the Lands’ End Project Manager.

Fees and expenses must be itemized by period, activity performed, hours per activity and include the expenses and billing rate of each individual providing service.

The service provider should indicate the amount of time charged for special services or conferences separately from other daily service activities on the billing statement. The service provider staff should indicate the amount of time charged in preparation for attendance at special services or conferences separately from the amount of time charged for attendance at the event.
Invoices must be accompanied by a separate page containing a summary of fees and expenses charged by each worker in a spreadsheet format.

Where more than one service is performed under a SOW and both are covered by a single invoice, the invoice should have a summary sheet of all services billed that month, with a list of separate service totals.
Detailed description of activities performed for each service should follow the summary on separate pages, with a new page for each separate billed service.

D. Final Invoices.
Lands’ End must receive the final invoice for a service within 90 days after the Statement of Work is completed. The final invoice must include all costs and expenses incurred in such service not previously billed. The service provider shall not incur any additional costs or billable hours after submission of the final invoice without the express prior written approval of Lands’ End.

E. Unpaid Balances.
Do not add any unpaid balances to current charges. Any statements representing unpaid services must be resubmitted with supporting documentation, excluding any claimed interest. Send inquiries regarding any unpaid balances to the Lands’ End Project Manager.